UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ZYMOGENETICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 9, 2003

Dear Shareholder:

I am pleased to invite you to the ZymoGenetics 2003 Annual Meeting of Shareholders. The meeting will be at 8:00 a.m. on Thursday, June 12, 2003, at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington.

At the meeting, you will have the opportunity to elect two directors to the ZymoGenetics Board of Directors and transact any other business properly presented at the meeting. In addition, you will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about ZymoGenetics and our operations, including our audited financial statements, in the enclosed 2002 Annual Report to Shareholders.

We hope you can join us on June 12. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Bruce L.A. Carter, Ph.D.

President and Chief Executive Officer

ZYMOGENETICS, INC.

1201 Eastlake Avenue East

Seattle, Washington 98102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, June 12, 2003

May 9, 2003

DEAR SHAREHOLDER:

On Thursday, June 12, 2003, ZymoGenetics, Inc. will hold its 2003 Annual Meeting of Shareholders at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington. The Annual Meeting will begin at 8:00 a.m. Only shareholders owning common stock at the close of business on April 22, 2003 can vote at this meeting or any adjournments that may take place. At the Annual Meeting, we will ask you to:

•	elect two members of the board of directors; and

•	transact any other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the proposal outlined in the Proxy Statement.

At the meeting, we will also report on the 2002 business results of ZymoGenetics and other matters of interest to shareholders.

To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

The approximate date of mailing for the Proxy Statement and accompanying proxy card is May 9, 2003.

By Order of the Board of Directors,

Bruce L.A. Carter, Ph.D.

President and Chief Executive Officer

Please note that attendance at the Annual Meeting will be limited to shareholders as of  the record date, or their authorized representatives, and guests of ZymoGenetics.

ZYMOGENETICS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of ZymoGenetics, Inc. (“ZymoGenetics”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at the ZymoGenetics 2003 Annual Meeting of Shareholders. The Annual Meeting will be held on Thursday, June 12, 2003, at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington, at 8:00 a.m. ZymoGenetics intends to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about May 9, 2003.

Record Date and Outstanding Shares

Only those shareholders owning common stock of ZymoGenetics at the close of business on April 22, 2003, the record date for the Annual Meeting, can vote. ZymoGenetics estimates that, at that date, there were approximately 46 million issued and outstanding shares of common stock.

Quorum

A quorum for the Annual Meeting is a majority of the votes entitled to be cast on a matter by holders of shares of common stock entitled to vote, and present, whether in person or by proxy, at the Annual Meeting.

Revocability of Proxies

If you give your proxy card to ZymoGenetics, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of ZymoGenetics in writing before the Annual Meeting;

•	delivering to the Secretary of ZymoGenetics before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

Voting

You are entitled to one vote for each share of common stock you hold. For the election of directors, the two directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors.

If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendations. ZymoGenetics is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named in it to vote the shares.

Abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. For the election of directors, the director nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected, and accordingly abstentions and broker non-votes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting.

Attendance at the Annual Meeting

If you own shares of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted on a proxy card. If you own shares through a bank or brokerage account, you may attend the Annual Meeting, but you must bring account statements or letters from the bank or brokerage firm showing that you owned ZymoGenetics common stock as of April 22, 2003. Additionally, if you own shares through a bank or brokerage account, to vote your shares in person at the meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your account representative to learn how to obtain a “legal proxy.”

Solicitation of Proxies

Proxies may be solicited by certain of ZymoGenetics’ directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. Any costs relating to such solicitation of proxies will be borne by ZymoGenetics. In addition, ZymoGenetics may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

ELECTION OF DIRECTORS

In accordance with the Bylaws of ZymoGenetics, the Board of Directors has fixed the number of directors constituting the Board at eight. The Board is divided into three classes, with one class of directors elected to a three-year term at each annual meeting of shareholders. At the 2003 Annual Meeting, two directors will be elected to hold office until the 2006 Annual Meeting of Shareholders, or until their respective successors are elected and qualified.

The Board of Directors has nominated David I. Hirsh, Ph.D. and Kurt Anker Nielsen as nominees for election to the Board of Directors. Unless otherwise instructed, persons named in the accompanying proxy will vote for these nominees. Although ZymoGenetics anticipates that these nominees will be available to serve as directors, should either of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee.

The Board of Directors recommends a vote “FOR” approval of this proposal.

Nominees for the Board of Directors

David I. Hirsh, Ph.D., age 64, has served as one of our directors since November 2000. Dr. Hirsh has served as the Robert Wood Johnson, Jr. Professor and Chairman of the Department of Biochemistry and Molecular Biophysics at the College of Physicians and Surgeons of Columbia University since 1990. From 1984 to 1990, he served as Executive Vice President of Research at Synergen, Inc., a biotechnology company. From 1971 to 1985, he served as a Professor at the University of Colorado. Dr. Hirsh received a B.A. in Biology from Reed College and a Ph.D. in Biochemistry from Rockefeller University.

Kurt Anker Nielsen, age 57, has served as one of our directors since June 1997. Since December 2000, Mr. Nielsen also has served as Co-Chief Executive Officer of Novo A/S, a position from which he will retire in September 2003. From 1996 to December 2000, he served as Deputy Chief Executive Officer of Novo Nordisk

A/S. Mr. Nielsen has held numerous positions at Novo Nordisk A/S since joining the company in 1974. From 1989 to December 2000, he served as its Chief Financial Officer; from 1985 to 1989, as Executive Vice President of Corporate Finance; from 1984 to 1985, as Vice President of Corporate Planning and Communications; and from 1977 to 1984, as Head of the Corporate Planning Department. From 1973 to 1974, Mr. Nielsen served as a management consultant at Booz, Allen and Hamilton of Scandinavia, a management consulting firm. From 1972 to 1973, he served as a business economist at Carlsberg A/S, a Danish brewing company. Mr. Nielsen currently serves as a director of Coloplast A/S, DakoCytomation A/S, Novo Nordisk A/S and Novozymes A/S. Mr. Nielsen received a B.A. in Economics and an M.A. in Commerce from the Copenhagen Business School.

Continuing Directors with terms ending in 2004

Bruce L.A. Carter, Ph.D., age 59, has served as our President and Chief Executive Officer since April 1998 and a director since 1987. From 1994 to April 2000, Dr. Carter was Corporate Executive Vice President and Chief Scientific Officer for Novo Nordisk A/S. From 1994 to December 1998, Dr. Carter served as Chairman of the Board of ZymoGenetics and, from 1988 to 1994, served as our President. He joined ZymoGenetics in 1986 as Vice President of Research and Development. From 1982 to 1986, Dr. Carter held various positions at G.D. Searle & Co., Ltd., a British pharmaceutical company, including Head, Molecular Genetics. From 1975 to 1982, he was a Lecturer at Trinity College, University of Dublin. Dr. Carter currently serves as a director of AVI Biopharma, Inc. and Reddy US Therapeutics, Inc., a wholly owned subsidiary of Dr. Reddy’s Laboratories Limited. Dr. Carter received a B.Sc. with Honors in Botany from the University of Nottingham and a Ph.D. in Microbiology from Queen Elizabeth College, University of London.

Edward E. Penhoet, Ph.D., age 62, has served as one of our directors since May 2000. Since July 2002, Dr. Penhoet has served as the Chief Program Officer, Science and Higher Education of the Gordon and Betty Moore Foundation. Since September 2000, Dr. Penhoet has been a director of the Alta Biopharma II Fund at Alta Partners, a venture capital firm. He served as Dean of the School of Public Health at the University of California, Berkeley from July 1998 to July 2002. From May 1998 to February 2001, he served as Vice Chairman of the Board of Chiron Corporation, a biotechnology company, which he co-founded in 1981. From 1981 to May 1998, he served as President, Chief Executive Officer and a director of Chiron. From 1971 to 1981, he was a faculty member in the Department of Biochemistry at the University of California, Berkeley. Dr. Penhoet currently serves as a director of Chiron and several privately held companies. Dr. Penhoet received a B.A. in Biology from Stanford University and a Ph.D. in Biochemistry from the University of Washington.

Lori F. Rafield, Ph.D., age 48, has served as one of our directors since November 2000. Since September 1999, she has served as a Partner at Apax Partners, Inc., a venture capital firm, and its predecessor company, Patricof & Co. Ventures, Inc. From March 1998 to September 1999, she served as a Principal at Patricof & Co. Ventures. From January 1996 to January 1998, Dr. Rafield was a Principal at Robertson Stephens, Inc., an investment banking firm. From 1992 to 1995, she was an Affiliate at Institutional Venture Partners, a venture capital firm. Dr. Rafield received a B.S. in Microbiology from Pennsylvania State University, a Ph.D. in Microbiology from the University of Virginia Medical School and was a postdoctoral fellow at Harvard Medical School.

Continuing Directors with terms ending in 2005

Jonathan S. Leff, age 34, has served as one of our directors since November 2000. Since January 2000, Mr. Leff has served as a General Partner of Warburg, Pincus & Co., which is the Managing Partner of Warburg Pincus LLC, and as a Managing Director of Warburg Pincus LLC, a private equity investment firm. From January 1999 to December 1999, Mr. Leff served as a Vice President of Warburg Pincus LLC and as an Associate from July 1996 to December 1998. Mr. Leff currently serves as a director of InterMune, Inc. and Transkaryotic Therapies, Inc. Mr. Leff received a B.A. in Government from Harvard College and an M.B.A. from Stanford University.

George B. Rathmann, Ph.D., age 75, has served as our Chairman of the Board since December 2000 and as one of our directors since May 2000. Since February 2000, Dr. Rathmann has served as Chairman of the Board of Hyseq, Inc., a biotechnology company, and its successor company through merger, Nuvelo, Inc. From May 2000 to March 2001, he served as Chief Executive Officer of Hyseq and, from May 2000 to January 2001, he served as its President. From 1990 to June 2000, he served as Chairman of the Board of ICOS Corporation, a biotechnology company which he co-founded in 1990, and, from 1991 to June 1999, he served as Chief Executive Officer and President of ICOS. From 1980 to 1990, Dr. Rathmann served as the President and Chief Executive Officer of Amgen, Inc., a biopharmaceutical company which he co-founded in 1980, and, from 1986 to 1990, he also served as Chairman of the Board of Amgen. From 1977 to 1980, Dr. Rathmann served as a Divisional Vice President of Abbott Laboratories, Inc., a health care products manufacturer and, from 1975 to 1977, he served as Director of Research and Development of the Diagnostics Division of Abbott. Dr. Rathmann received a B.S. in Physical Chemistry from Northwestern University and an M.S. and Ph.D. in Physical Chemistry from Princeton University.

Lars Rebien Sørensen, age 48, has served as one of our directors since January 1996. Mr. Sørensen has served as President and Chief Executive Officer of Novo Nordisk A/S since November 2000. From 1994 to November 2000, he was a member of Corporate Management at Novo Nordisk A/S. From 1989 to 1994, he served as President, International Operations of the Bioindustrial Group of Novo Nordisk A/S. Mr. Sørensen joined the Enzymes Marketing Department of Novo Nordisk A/S in 1982. He currently serves as a director of Scandinavian Airlines System AB. Mr. Sørensen received a B.Sc. in International Economics from the Copenhagen Business School and an M.A. in Forestry from the Royal Danish Veterinary and Agricultural University.

All of our current directors were elected pursuant to a shareholders’ agreement, effective November 10, 2000. Pursuant to this agreement, we will nominate and Novo Nordisk Pharmaceuticals, Inc. will vote its shares in favor of two directors designated by Warburg, Pincus Equity Partners, L.P. and certain of its affiliates as long as Warburg Pincus Equity Partners and these affiliates continue to hold at least 75% of the shares of our common stock issued to Warburg Pincus Equity Partners and these affiliates upon conversion of our Series B preferred stock at the time of our initial public offering, or one director if Warburg Pincus Equity Partners and these affiliates continue to hold at least 50% of these shares. Similarly, we will nominate and Warburg Pincus Equity Partners and certain of its affiliates will vote its shares in favor of two directors designated by Novo Nordisk Pharmaceuticals as long as Novo Nordisk Pharmaceuticals, together with its affiliates, continues to hold at least 75% of the total number of shares of common stock held as of November 10, 2000 together with those shares of common stock resulting from the conversion of our Series A preferred stock, or one director if Novo Nordisk Pharmaceuticals continues to hold at least 50% of these shares of common stock. The current directors designated by Warburg Pincus Equity Partners and its affiliates are Dr. Hirsh and Mr. Leff and the current directors designated by Novo Nordisk Pharmaceuticals are Messrs. Nielsen and Sørensen.

Information on Committees of the Board of Directors and Meetings

During the last fiscal year, there were eight meetings of the Board of Directors. Each of our directors, other than Mr. Sørensen, attended at least 75% of the Board meetings and the meetings of the committees on which they served.

The Board of Directors has a compensation committee, an audit committee and a nominating committee.

Compensation Committee.    The compensation committee reviews the compensation of our executive officers and directors, carries out duties under our incentive compensation plans and other plans approved by us as may be assigned to the committee by the Board of Directors and makes recommendations to the Board regarding these matters. The current members of the compensation committee are Edward E. Penhoet (chairman), Jonathan S. Leff and Lori F. Rafield. The compensation committee met five times during the last fiscal year.

Audit Committee.    The audit committee recommends the selection and retention of our independent auditors, reviews the scope and results of audits, submits appropriate recommendations to the Board of Directors regarding audits, reviews our internal controls and is responsible for reviewing filings with the Securities and Exchange Commission (the “Commission”) and other public documents containing our financial statements. The current members of the audit committee are Kurt Anker Nielsen (chairman), Edward E. Penhoet and George B. Rathmann. The audit committee met three times during the last fiscal year. In addition, the chairman of the audit committee held three conference calls with management and the independent auditors to review and approve our earnings releases and quarterly filings with the Commission.

Nominating Committee.    The nominating committee, following consultation with other members of the Board of Directors, makes recommendations to the full Board of Directors concerning the size and composition of the Board, evaluates the qualifications of prospective candidates to fill vacancies on the Board and makes recommendations as to particular nominees. Shareholders may recommend Board nominees to the nominating committee by contacting the Secretary of ZymoGenetics at our executive offices. Shareholders who wish to nominate candidates for election to the Board at the Annual Meeting of Shareholders must follow the procedures outlined in “Shareholder Proposals for 2004 Annual Meeting” set forth on page 19 of this Proxy Statement. The current members of the nominating committee are George B. Rathmann and Lars Rebien Sørensen. The nominating committee did not meet during the last fiscal year.

Compensation of Directors

George B. Rathmann and Edward E. Penhoet each receive a $10,000 annual retainer for their service on our Board of Directors. In addition, they each receive $4,000 for each Board meeting they attend in person and $500 for each telephonic meeting in which they participate. Neither Dr. Rathmann nor Dr. Penhoet receives additional compensation for his services as a member of a committee of the Board. None of the other directors currently receives cash or other compensation for services as a director or member of committees of the Board. We have agreed to reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its committees.

On the date of each annual meeting, each of our continuing nonemployee directors receives a nonqualified stock option grant for the number of shares of our common stock determined by dividing $100,000 by the closing share price on that date. Upon the initial election of any new nonemployee director, the director will receive a nonqualified stock option grant for the number of shares determined by dividing $250,000 by the closing share price on that date. In both instances, the exercise price will be equal to the closing share price on the date of grant and the options will fully vest on the date of the next annual meeting, provided that at least five months have passed since the option was granted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 1, 2003 certain information regarding the beneficial ownership of our common stock by:

•	each person known by ZymoGenetics to beneficially own 5% or more of a class of our common stock;

•	each director of ZymoGenetics;

•	each executive officer of ZymoGenetics for whom compensation information is given in the Summary Compensation Table in this Proxy Statement; and

•	all directors and executive officers of ZymoGenetics as a group.

Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Percent of Class(2)
Common Stock
Novo Nordisk Pharmaceuticals, Inc. (3)	21,759,861	47.4%
100 College Road
Princeton, NJ 08540
Warburg, Pincus Equity Partners, L.P. (4)	7,223,760	15.7
466 Lexington Avenue
New York, NY 10017
Apax Partners, Inc. (5)	2,840,398	6.2
445 Park Avenue, 11th Floor
New York, NY 10022
George B. Rathmann, Ph.D. (6)	748,282	1.6
Bruce L.A. Carter, Ph.D. (7)	965,500	2.1
David I. Hirsh, Ph.D.	28,900	*
Jonathan S. Leff (8)	7,223,760	15.7
Kurt Anker Nielsen (9)	21,759,861	47.4
Edward E. Penhoet, Ph.D. (10)	119,250	*
Lori F. Rafield, Ph.D. (11)	2,840,398	6.2
Lars Rebien Sørensen (9)	21,759,861	47.4
Frank D. Collins, Ph.D. (10)	231,750	*
James A. Johnson (12)	220,500	*
Patrick J. O’Hara, Ph.D. (13)	231,750	*
Robert S. Whitehead (14)	90,498	*
Directors and executive officers as a group (15 persons) (15)	34,848,657	72.4

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Based on a total of 45,947,605 shares of common stock outstanding as of April 1, 2003.

(3)	Includes 866,541 shares held by Novo A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S and Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk Pharmaceuticals, Inc.

(4)

Warburg, Pincus Equity Partners, L.P. includes three affiliated partnerships. Warburg, Pincus & Co. is the sole general partner of Warburg, Pincus Equity Partners, L.P., which is managed by Warburg Pincus LLC. Warburg, Pincus Equity Partners, L.P., Warburg, Pincus & Co. and Warburg Pincus LLC have shared voting and dispositive power with respect to these shares. The information provided in this footnote is based on information contained in a Schedule 13G filed with the Commission by Warburg, Pincus Equity Partners, L.P. on February 13, 2003.

(5)	Apax Partners, Inc., formerly Patricof & Co. Ventures, Inc., includes four related entities, which collectively hold 2,840,398 shares. Apax Partners, Inc. is the sole general partner of these entities and may be deemed to have shared voting and dispositive power with respect to the shares held by each of these entities. Excludes 1,348,131 shares held by funds managed or advised by Apax Partners & Co., Ltd. (UK), a firm associated with Apax Partners, Inc. The information provided in this footnote is based on information contained in a Schedule 13G filed with the Commission by Apax Partners, Inc. on February 10, 2003.

(6)	Includes 400,000 shares held by the George B. and Francis J. Rathmann Trust DTD 9/4/89. Also includes 252,000 shares subject to options exercisable within 60 days of April 1, 2003.

(7)	Includes 810,000 shares subject to options exercisable within 60 days of April 1, 2003.

(8)	Jonathan S. Leff, one of our directors, is a general partner of Warburg, Pincus & Co. and a managing director and member of Warburg Pincus LLC. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the Warburg Pincus entities. All shares indicated as owned by Mr. Leff are included because of his affiliation with the Warburg Pincus entities. Mr. Leff disclaims beneficial ownership of all shares owned by the Warburg Pincus entities.

(9)	Mr. Nielsen, one of our directors, is Co-Chief Executive Officer of Novo A/S and Mr. Sørensen, also one of our directors, is the Chief Executive Officer of Novo Nordisk A/S, and thus each of Messrs. Nielsen and Sørensen may be deemed to have shared voting and investment power with respect to shares held by Novo Nordisk Pharmaceuticals, Inc. and Novo A/S. Each of Messrs. Nielsen and Sørensen disclaims beneficial ownership of the shares held by these entities.

(10)	Represents shares subject to options exercisable within 60 days of April 1, 2003.

(11)	Lori F. Rafield, one of our directors, is a general partner of Apax Partners, Inc., formerly Patricof & Co. Ventures. Dr. Rafield may be deemed to have shared voting and investment power with respect to the 2,840,398 shares held by the entities affiliated with Apax Partners, Inc. Dr. Rafield disclaims beneficial ownership of all shares held by the entities affiliated with Apax Partners, Inc.

(12)	Includes 166,500 shares subject to options exercisable within 60 days of April 1, 2003.

(13)	Includes 143,550 shares subject to options exercisable within 60 days of April 1, 2003.

(14)	Includes 89,998 shares subject to options exercisable within 60 days of April 1, 2003.

(15)	Includes 2,200,652 shares subject to options exercisable within 60 days of April 1, 2003.

EXECUTIVE OFFICERS

The following persons are executive officers of ZymoGenetics and will serve in the capacities noted until June 12, 2003, or until the election and qualification of their successors. Each officer named below is expected to be re-elected at the meeting of the Board of Directors to be held on June 12, 2003, except for Robert S. Whitehead, who will be leaving ZymoGenetics effective June 30, 2003.

Name	Age	Positions and Offices with ZymoGenetics	Officer Since
Bruce L.A. Carter, Ph.D.	59	President and Chief Executive Officer and Director	1998
Frank D. Collins, Ph.D.	59	Senior Vice President of Research and Chief Scientific Officer	2000
James A. Johnson	46	Senior Vice President, Chief Financial Officer and Treasurer	2001
Patrick J. O’Hara, Ph.D.	49	Vice President of Biomolecular Informatics	1993
Jan. K. Öhrström, M.D.	46	Senior Vice President of Development and Chief Medical Officer	2000
Suzanne M. Shema	45	Senior Vice President, Intellectual Property and Legal Affairs	2001
Robert S. Whitehead	53	Senior Vice President, Chief Business Officer	2001
Mark D. Young, Ph.D.	52	Senior Vice President, Technical Operations	2001

For a biographical summary of Dr. Carter, see “ELECTION OF DIRECTORS.”

Frank D. Collins, Ph.D. has served as our Senior Vice President of Research since July 2000 and as our Chief Scientific Officer since April 2001. From 1993 to July 2000, Dr. Collins served as Vice President, Neurological and Metabolic Disorders at Amgen. From 1987 to 1993, Dr. Collins served as Vice President of Neuroscience at Synergen. From 1985 to 1987, Dr. Collins served as Director of Developmental Neurobiology at the National Science Foundation and, from 1978 to 1985, he served as Associate Professor of Anatomy and Neurobiology at the University of Utah School of Medicine. Dr. Collins received a B.A. in Molecular Biology and an M.A. in Immunology from the University of California, Berkeley and a Ph.D. in Developmental Biology from the University of California, San Diego.

James A. Johnson has served as our Senior Vice President, Chief Financial Officer and Treasurer since February 2001. From 1994 to February 2001, Mr. Johnson served as Chief Financial Officer, Treasurer and Secretary at Targeted Genetics Corporation, a biotechnology company. From January 1999 to February 2001, he also served as Senior Vice President, Finance and Administration at Targeted Genetics and, from 1994 to January 1999, he served as its Vice President, Finance. From 1990 to 1994, Mr. Johnson served as Vice President, Finance and, from 1988 to 1990, as Director of Finance at Immunex Corporation, a biopharmaceutical company. Mr. Johnson received a B.A. in Business Administration from the University of Washington.

Patrick J. O’Hara, Ph.D. has served as our Vice President of Biomolecular Informatics since 1993. From 1990 to 1993, Dr. O’Hara served as our Director of Research, DNA Chemistry and Scientific Computing and, from 1988 to 1990, as a Research Manager. He joined ZymoGenetics in 1984 as a Senior Scientist. Dr. O’Hara received a B.S. in Biology and a B.A. in Chemistry from Western Washington University and a Ph.D. in Biochemistry from the University of Washington.

Jan K. Öhrström, M.D. has served as our Senior Vice President of Development and Chief Medical Officer since January 2000. From November 1998 to December 1999, Dr. Öhrström served as Director, Worldwide Development Portfolio at Novo Nordisk A/S. From January 1997 to October 1998, he served as Director, Strategic Marketing and, from 1995 to 1996, as Project Director at Novo Nordisk A/S. From 1992 to 1995, he served as Medical Director for Novo Nordisk Pharmaceuticals, Inc. Dr. Öhrström joined the drug development team at Novo Nordisk A/S in 1990. Dr. Öhrström received an M.D. from the University of Copenhagen.

Suzanne M. Shema has served as our Senior Vice President, Intellectual Property and Legal Affairs since April 2003. Previously, Ms. Shema served as our Vice President, Intellectual Property and Legal Affairs from

December 2001 to April 2003 and Senior Director, Intellectual Property from May 2001 to December 2001. From February 2000 to May 2001, Ms. Shema served as General Counsel at aQuantive, Inc., an internet advertising company. From July 1998 to February 2000, Ms. Shema served as corporate counsel at ZymoGenetics. From 1991 to March 1998, she served as Associate General Counsel at Research Corporation Technologies, Inc., a technology management company. From 1989 to 1991, Ms. Shema served as Associate General Counsel at NeoRx Corporation, a biotechnology company. From 1985 to 1988, she served as an associate at the law firm of Seed and Berry. Ms. Shema received a B.S. in Chemistry from the University of Texas, an M.S. in Chemistry from the University of Washington and a J.D. from the University of Washington School of Law.

Robert S. Whitehead has served as our Senior Vice President, Chief Business Officer since December 2001. Mr. Whitehead recently announced that he will be leaving ZymoGenetics effective June 30, 2003. From January 2001 to December 2001, Mr. Whitehead served as President, Americas at Elan Pharmaceuticals, a division of Elan Corporation, plc, a pharmaceutical company. From July 1998 to November 2000, Mr. Whitehead served as President and Chief Operating Officer at Dura Pharmaceuticals, Inc., a pharmaceutical company which was acquired by Elan. From 1993 to July 1998, he served as Chairman of the Board and Chief Executive Officer at Trega Biosciences, Inc., a biopharmaceutical company. From 1992 to 1993, Mr. Whitehead served as Senior Vice President, Commercial Operations at Solvay Pharmaceuticals, a division of Solvay S.A., a chemical and pharmaceutical company. From 1979 to 1992, he held several positions at G.D. Searle, including President and General Manager of Searle Canada; Vice President, Corporate Marketing Operations; Director of Marketing, European Region; Vice President, Marketing and Sales, Searle de Mexico; and Group Marketing Planning Manager, Worldwide Marketing. Mr. Whitehead received a B.A. in Psychology from Randolph-Macon College and B.S. degrees in Biology and Chemistry from Temple University.

Mark D. Young, Ph.D. has served as our Senior Vice President, Technical Operations since December 2001. From February 1999 to December 2001, Dr. Young served as Chief Operating Officer at Biomira, Inc., a biotechnology company. From November 1997 to February 1999, he served as a consultant to various biotechnology companies. From 1995 to September 1997, Dr. Young served as Vice President, Technical Operations at Protein Design Labs, Inc., a biotechnology company. From 1985 to 1995, Dr. Young served in various capacities at Synergen, including Executive Vice President, Technical Operations from 1993 to 1995, Vice President, Process Development from 1989 to 1993 and Director, Fermentation Development from 1985 to 1989. Dr. Young received a B.S. in Chemical Engineering from the University of Nebraska, an M.S. in Chemical Engineering from Columbia University and a Ph.D. in Chemical Engineering from the University of Michigan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for the years indicated as to the Chief Executive Officer of ZymoGenetics and the four next most highly compensated executive officers based on salary and bonus for the fiscal year ended December 31, 2002.

Long-Term Compensation
				Awards	Payouts
		Annual Compensation		Securities Underlying Options	LTIP Payouts(1)	All Other Compensation(2)
Name and Principal Position	Year	Salary	Bonus
Bruce L.A. Carter, Ph.D. President and Chief Executive Officer	2002 2001 2000	$529,022 504,119 423,231	$52,500 50,000 271,000	166,176 288,000 720,000	$ — — 3,415,913	$24,918 22,661 120,648

Robert S. Whitehead Senior Vice President and Chief Business Officer	2002	305,625	40,500	—	—	10,888

James A. Johnson Senior Vice President, Chief Financial Officer and Treasurer	2002 2001	259,845 226,811	84,182 83,000	— 288,000	— —	17,328 9,175

Frank D. Collins, Ph.D. Senior Vice President of Research and Chief Scientific Officer	2002 2001	292,325 277,363	42,728 40,500	— 108,000	— —	13,537 12,893

Patrick J. O’Hara, Ph.D. Vice President of Biomolecular Informatics	2002 2001 2000	279,530 272,911 234,458	20,655 20,250 49,623	— 108,000 180,000	— — 1,087,264	18,831 21,606 18,227

(1)	Long-term incentive plan, or LTIP, payouts represent payments pursuant to Novo Nordisk phantom stock rights. These rights were granted from time to time when we were a subsidiary of Novo Nordisk and terminated July 31, 2000 in connection with our separation from Novo Nordisk.

(2)	All other compensation for 2002 represents employer contributions to our 401(k) retirement plan (Dr. Carter, $23,943; Mr. Whitehead, $10,485; Mr. Johnson, $17,096; Dr. Collins, $12,493; and Dr. O’Hara, $16,607) and term life insurance premiums (Dr. Carter, $975; Mr. Whitehead, $403; Mr. Johnson, $232; Dr. Collins, $1,044; and Dr. O’Hara, $2,224).

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2002 to the Chief Executive Officer of ZymoGenetics and the four other officers for whom compensation information is reported in this Proxy Statement.

Individual Grants
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name					5%	10%
Bruce L.A. Carter, Ph.D.	166,176	13.4%	$8.50	12/16/2012	$888,311	$2,251,155
Robert S. Whitehead	—	—	—	—	—	—
James A. Johnson	—	—	—	—	—	—
Frank D. Collins, Ph.D.	—	—	—	—	—	—
Patrick J. O’Hara, Ph.D.	—	—	—	—	—	—

(1)	The dollar amounts under these columns result from calculations at the 5% and 10% rates required by regulations of the Commission. These dollar amounts are not intended to forecast possible future appreciation, if any, of the common stock price. The information in these columns assumes that all options are exercised at the end of each of their terms. Each option has a ten-year term. Actual gains, if any, on stock option exercises will depend on factors such as the future performance of ZymoGenetics and overall stock market conditions. Accordingly, the amount of any such gains cannot be predicted.

(2)	Based on a total of 1,241,410 options granted to employees during fiscal year 2002.

Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth certain information as of December 31, 2002 regarding options held by the Chief Executive Officer of ZymoGenetics and the four other officers for whom compensation information is reported in this Proxy Statement.

Name	Shares Acquired on Exercise	Value Realized(2)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce L.A. Carter, Ph.D.	—	—	774,000	256,176	5,510,880	873,446
Robert S. Whitehead	—	—	71,999	216,000	372,955	1,118,880
James A. Johnson	—	—	144,000	90,000	1,025,280	640,800
Frank D. Collins, Ph.D. (3)	—	—	209,250	78,750	1,489,860	560,700
Patrick J. O’Hara, Ph.D.	25,200	$179,424	121,050	78,750	861,876	560,700

(1)	The value of each unexercised in-the-money option at fiscal year-end represents an amount equal to the closing price of our common stock as reported on the Nasdaq National Market on December 31, 2002 ($9.90), minus the per share option exercise price, multiplied by the number of shares underlying the option. An option is in the money if the fair market value of the underlying shares exceeds the exercise price of the option.

(2)	The value realized represents the closing price of our common stock as reported on the Nasdaq National Market on December 31, 2002 ($9.90) minus the per share option exercise price, multiplied by the number of shares for which the option was exercised.

Stock Price Performance Graph

The graph below compares the cumulative total shareholder return on ZymoGenetics’ common stock with the cumulative total shareholder return of the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Biotechnology Index, for the period beginning February 1, 2002, the first day of trading after our initial public offering, and ending on December 31, 2002 (assuming the investment of $100 in ZymoGenetics’ common stock and in each of the other indices on February 1, 2002 and reinvestment of all dividends).

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of ZymoGenetics’ common stock.

	2/1/02	3/31/02	6/30/02	9/30/02	12/31/02
ZymoGenetics, Inc.	100.00	94.08	73.50	66.67	82.50
Nasdaq Stock Market (U.S.)	100.00	95.47	76.10	61.06	69.65
Nasdaq Biotechnology Index	100.00	99.08	65.41	59.60	63.70

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee or Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview.    The compensation committee of the Board of Directors is responsible for reviewing the compensation of ZymoGenetics’ executive officers and directors, carrying out duties under ZymoGenetics’ incentive compensation plans and other plans approved by us as may be assigned to the committee by the Board of Directors and making recommendations to the Board regarding these matters. The current members of the compensation committee are Edward E. Penhoet, Jonathan S. Leff and Lori F. Rafield, all of whom are nonemployee directors of ZymoGenetics. The Committee reviews with the Board of Directors all aspects of compensation for the executive officers.

ZymoGenetics’ executive compensation philosophy is to pay competitively to attract qualified, experienced executive personnel capable of leading our company to the achievement of our business objectives, retain and motivate these executives to achieve superior performance, link individual compensation to individual and company performance, and align executives’ financial interests with those of our shareholders.

The executive compensation program includes the following components:

•	base salaries that are competitive with salaries paid by other biotechnology companies of comparable size and business objectives with which we compete for qualified executives;

•	annual bonuses that are structured to encourage executives to focus on achieving important short-term business objectives; and

•	stock option grants, which provide long-term financial incentives on the same basis as those realized by our shareholders.

The compensation committee performs annual reviews of executive compensation to evaluate its competitiveness and consistency with our compensation philosophy.

Base Salaries.    Executive officer salary levels are based on a subjective evaluation of the compensation of the individual considering the executive’s experience level and performance in achieving specific objectives as well as competitive salaries of individuals in similar positions in the biotechnology industry. As part of this evaluation process, base salary ranges are established for each executive officer having a midpoint approximating the median base salary level for comparable positions within the biotechnology industry. For each executive officer, the salary is subject to a minimum amount pursuant to an employment agreement, as described in this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.”

In fulfilling its duties, the compensation committee relies on compensation statistics from various sources, including a survey of executive compensation for 462 public and private companies in the biotechnology industry (the Biotech Market Survey). Approximately 26% of the public companies included in this survey are included in the Nasdaq Biotechnology Index, which is included in the Stock Price Performance Graph on page 12 of this Proxy Statement.

Annual Cash Bonuses.    Executives are eligible for annual cash bonuses based on the accomplishment of operating goals and the individual’s other contributions to the company’s performance for the year. Early each year, overall corporate goals are approved by the board of directors as the basis for payment of cash bonuses at the end of the year. For 2002, these corporate goals covered specific accomplishments in clinical development, research, business development and finance. Dr. Carter’s bonus is determined based on actual company performance versus these goals. Each other executive officer is evaluated on the basis of a series of individualized goals related to his or her area of responsibility, which are supportive of the corporate goals. Generally, Dr. Carter is eligible for a bonus of up to 25% of his base salary, and each other executive officer is eligible for a bonus of up to 15% of his or her base salary. These amounts may be exceeded in extraordinary circumstances or as a result of provisions contained in an executive’s employment agreement, as described in this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.”

Stock Options.    Stock options are a fundamental element in our compensation program. We believe that stock options are an effective way of emphasizing long-term company performance, rewarding employees for creation of value on the same basis as our shareholders. Stock options are granted to all regular full-time employees, particularly to key employees likely to contribute significantly to our success. An executive typically receives a sizeable stock option grant when he or she joins the company or receives a significant promotion. In determining the size of an option grant, level of responsibility and competitive factors are considered. The options granted have an exercise price equal to the fair market value of the common stock on the grant date and generally vest over a period of two to four years. Executive officers other than the Chief Executive Officer received no stock options in 2002; however, we intend to begin making periodic grants to executives in 2003 based on performance criteria.

2002 Compensation of the Chief Executive Officer.    In establishing 2002 compensation for the Chief Executive Officer, the committee considered, in part, Dr. Carter’s employment agreement, which is described in this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.” The committee also considered Dr. Carter’s overall compensation in comparison to data from the Biotech Market Survey regarding the compensation of other chief executive officers in biotechnology companies of similar size as well as ZymoGenetics’ relative success in achieving corporate goals. Based on this review, Dr. Carter’s salary was increased to reflect cost-of-living adjustments provided by his employment contract.

In December 2002, the Committee reviewed Dr. Carter’s accomplishments over the previous year, particularly as they related to the corporate goals described above. Based on this review, the Committee awarded Dr. Carter an annual bonus for 2002 of $210,000, 25% of which was paid in cash, and 75% was paid in kind through the grant of stock options for the purchase of 41,177 shares of common stock. In addition to the bonus award, Dr. Carter was awarded options to purchase 125,000 shares of common stock as a long-term incentive.

Section 162(m) Limitations on Executive Compensation.    Compensation payments in excess of $1 million to each of the Chief Executive Officer and the four other most highly compensated executive officers are subject to a limitation on deductibility for ZymoGenetics under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Certain performance-based compensation is not subject to the limitation on deductibility. The Committee does not expect cash compensation in 2003 to the Chief Executive Officer or any other executive officer to be in excess of $1 million. ZymoGenetics’ 2001 stock incentive plan is designed to qualify stock option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

Submitted by the Compensation Committee of ZymoGenetics’ Board of Directors.

Edward E. Penhoet (chairman)

Jonathan S. Leff

Lori F. Rafield

REPORT BY THE AUDIT COMMITTEE

The members of the audit committee of the Board of Directors, with the exception of Mr. Nielsen, are independent as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers Marketplace Rules. Although Mr. Nielsen is not considered an independent director under Rule 4200(a)(14) due to his employment by Novo A/S, an affiliate of ZymoGenetics, he has been appointed to the audit committee pursuant to the exception provided by Rule 4350(d)(2)(B) of the National Association of Securities Dealers Marketplace Rules because the Board has determined that, given Mr. Nielsen’s extensive professional financial experience, including over ten years as the Chief Financial Officer of Novo Nordisk A/S, his membership on the audit committee is in the best interests of ZymoGenetics and its shareholders. Also, the Board has considered Mr. Nielsen’s relationship with Novo A/S and has concluded that it does not interfere with his ability to carry out his responsibilities as a member of the audit committee.

The Board of Directors has adopted a written Audit Committee Charter. The audit committee has reviewed and discussed the audited financial statements for fiscal year 2002 with ZymoGenetics’ management and independent accountants. In addition, the audit committee has discussed with ZymoGenetics’ independent accountants the matters required to be discussed by Statement on Auditing Standards No. 90. The audit committee also has received the written disclosures and the letter from ZymoGenetics’ independent accountants required by the Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants’ independence. Based on the reviews and discussions referenced above, the audit committee recommended to ZymoGenetics’ Board that the audited financial statements for fiscal year 2002 be included in ZymoGenetics’ Annual Report on Form 10-K for fiscal year 2002.

Audit Committee

Kurt Anker Nielsen (chairman)

Edward E. Penhoet

George B. Rathmann

CERTAIN TRANSACTIONS

Transactions with Novo Nordisk

Kurt Anker Nielsen, one of our directors, is Co-Chief Executive Officer of Novo A/S. Lars Rebien Sørensen, also one of our directors, is President and Chief Executive Officer of Novo Nordisk A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S. Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk Pharmaceuticals, Inc. Novo Nordisk Pharmaceuticals, Inc. and Novo A/S hold, in the aggregate, approximately 47% of our common stock. We have entered into the following agreements with Novo Nordisk entities.

Option and License Agreement.    Pursuant to an option and license agreement, effective November 10, 2000, we granted Novo Nordisk A/S options to license an unlimited number of proteins discovered by us after August 25, 1995 that modulate the activity of insulin-producing beta cells, which are involved in diabetes, a core business focus of Novo Nordisk A/S. In addition, we granted Novo Nordisk A/S options to license up to the greater of eight proteins or 25% of all proteins discovered by us after August 25, 1995, other than those related to beta cells. Novo Nordisk A/S will pay us $7.5 million per year for an initial term of four years, with the right to extend the agreement for two additional years. If Novo Nordisk A/S extends this agreement for two additional years, it will have the right to license any beta-cell proteins plus four additional proteins and will be required to pay us $7.5 million per year. Any license we grant to Novo Nordisk A/S under the option agreement, other than a license relating to beta-cell proteins, will be worldwide, except for North America. Any license relating to beta-cell proteins that we grant to Novo Nordisk A/S will be worldwide. Novo Nordisk A/S has the option at several points during the research and development phase of a particular protein to (1) extend the option by paying an extension fee and agreeing to pay a portion of the research and development costs, (2) exercise the option and take a license, or (3) decline to exercise or extend the option, thereby forgoing any and all future rights to the protein. Upon the exercise of an option by Novo Nordisk A/S, we will negotiate a license agreement containing certain predetermined terms. Initial payments and milestone payments for each protein licensed could total approximately $20 million, regardless of the point at which the protein is licensed. Up-front and milestone payments for beta-cell proteins licensed could total up to approximately $28 million. Royalty rates will be lowest if the option to license is exercised during the early development stages, and will increase substantially each time an option is extended. To date, Novo Nordisk A/S has exercised options to license three proteins. In connection with this agreement, Novo Nordisk A/S paid us $9.75 million in the year ended December 31, 2002.

Collaborative Agreement for IL-21.    Effective December 14, 2002, we entered into an agreement pursuant to which we will work collaboratively with Novo Nordisk A/S in the filing of an investigational new drug application (IND) in the U.S. for interleukin-21 (IL-21). Under the terms of the agreement, we will provide Novo Nordisk A/S access and rights to all data, intellectual property and other information generated subsequent to August 21, 2001, the date upon which Novo Nordisk A/S licensed the rights to IL-21 outside North America pursuant to the Option and License Agreement. We also agreed to negotiate in good faith toward a further agreement involving collaborative development through filing for regulatory approval of IL-21. Under the terms of the agreement, Novo Nordisk A/S agreed to reimburse us for a portion of the costs we incurred during the period from August 21, 2001 through December 31, 2002, subject to our meeting certain demonstration requirements. We also agreed to share equally the costs related to the IL-21 development program incurred beginning January 1, 2003 through the date of the IND filing. Novo Nordisk A/S also agreed to pay us an increased royalty on its sales of IL-21 outside North America. In connection with this agreement, Novo Nordisk A/S paid us $4.0 million in the year ended December 31, 2002.

Human Glucagon/Analogues of Human Glucagon Agreement.    Effective as of September 28, 2000, we amended and restated an earlier agreement with Novo Industri A/S (a predecessor corporation to Novo Nordisk A/S) relating to human glucagon and analogues of human glucagon, granting Novo Industri A/S a license to substantially all of our rights to technology relating to human glucagon and analogues of human glucagon. Under this amended and restated agreement, we are entitled to royalties based on Novo Industri A/S’s aggregate net sales of products produced using this technology. In connection with this amended and restated agreement, we recorded royalty revenues of approximately $810,000 for the year ended December 31, 2002.

Insulin Agreement.    We entered into an agreement with Novo Industri A/S, effective as of August 6, 1982, granting Novo Industri A/S a perpetual, exclusive, irrevocable, worldwide license to our technology relating to human insulin and human pro-insulin. Under this agreement, we earn milestone payments and royalties based on the manufacturing cost savings generated by Novo Industri A/S using the licensed technology. In connection with this agreement, we recorded royalty revenues of approximately $4.2 million for the year ended December 31, 2002.

Platelet-derived Growth Factor Royalty Agreement.    Novo Nordisk A/S assigned to us its rights to receive royalties under a license agreement relating to platelet-derived growth factor with Johnson & Johnson and Chiron Corporation, originally dated January 18, 1994. Royalties under this agreement totaled approximately $2.1 million for the year ended December 31, 2002.

Other Transactions

Loans to Executive Officers.    On September 14, 2001, we made loans of $400,000 to Bruce L.A. Carter, our President, Chief Executive Officer and a director, $150,000 to James A. Johnson, our Senior Vice President, Chief Financial Officer and Treasurer, and $175,000 to Patrick J. O’Hara, our Vice President of Biomolecular Informatics, pursuant to promissory notes in connection with the purchase of shares of common stock upon the exercise of stock options by Dr. Carter, Mr. Johnson and Dr. O’Hara. The loans bear interest at a rate equal to the applicable federal rate. This interest is nonrefundable and nonprepayable. All outstanding principal on the notes is payable on the three-year anniversary of the notes, with accrued interest payable annually on each anniversary of the notes. Each of these loans is secured by a pledge of the shares of common stock issued in connection with the extension of the loan. Each of the executives’ personal liability is limited to 50% of the original principal amount of the note and 100% of the accrued interest and costs, including attorneys’ fees, due under the note. The maximum aggregate amount of principal and interest outstanding under the loan to Dr. Carter in fiscal year 2002 was $415,280, and the outstanding principal and interest on this loan as of April 1, 2003 was $408,289 The maximum aggregate amount of principal and interest outstanding under the loan to Mr. Johnson in fiscal year 2002 was $155,730, and the outstanding principal and interest on this loan as of April 1, 2003 was $153,108. The maximum aggregate amount of principal and interest outstanding under the loan to Dr. O’Hara in fiscal year 2002 was $181,685, and the outstanding principal and interest on this loan as of April 1, 2003 was $178,626.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND

CHANGE-IN-CONTROL ARRANGEMENTS

Employment Agreements

In November 2000, Bruce L.A. Carter entered into a four-year employment agreement to serve as our President and Chief Executive Officer. The term of this agreement will automatically be extended daily beginning on the third anniversary of the date of the agreement so that the remaining term of the agreement will always be at least one year. We or Dr. Carter may terminate the automatic extension mechanism at any time by written notice to the other party. The employment agreement provides for an initial annual salary of no less than $500,000, which is subject to annual cost-of-living adjustments. The employment agreement provides that Dr. Carter may be terminated by us at any time with or without cause. However, in the event Dr. Carter is terminated without cause or terminates his employment for good reason, we must pay him severance benefits, including (1) his then current annual salary for a period of two years, which amounts are payable in a discounted lump sum at Dr. Carter’s request, (2) any accrued but unpaid bonus and benefits, and (3) continued health care benefits for Dr. Carter and his dependents for a period of two years or until substantially the same benefits are provided to him by another employer. Under this agreement, good reason is defined to include our failure to obtain written assumption of our obligations under the agreement by any successor to all or substantially all of our assets or the occurrence of a change in control following which Dr. Carter ceases to hold the position of President and Chief Executive Officer of the parent or combined entity resulting from such change in control. Under this agreement, cause is defined to include Dr. Carter’s conviction of, or plea of guilty or nolo contendere to, a felony involving theft, moral turpitude or fraud or his engagement in gross neglect or gross misconduct, or habitual misuse of drugs or alcohol, resulting in material injury to our business or reputation. In addition, all stock options, restricted stock and performance shares held by Dr. Carter will immediately vest if (1) he is terminated without cause or he terminates his employment for good reason following a change in control or (2) his employment is terminated as a result of his death or his inability to perform his duties because of physical or mental illness or disability. Dr. Carter’s employment agreement also includes a one-year noncompetition provision and a two-year nonsolicitation provision.

For purposes of Dr. Carter’s employment agreement, a change in control is deemed to happen upon the occurrence of the following events:

•	a merger, reorganization or sale or other disposition of all or substantially all of our assets as a result of which (1) our shareholders hold 50% or less of the outstanding common stock (which may include non-voting common stock convertible into common stock) of the surviving entity, (2) our shareholders hold 50% or less of the combined voting power of the outstanding voting securities of the surviving entity, (3) a single shareholder or group of affiliated shareholders holds more than 50% of the outstanding common stock (which may include non-voting common stock convertible into common stock) of the surviving entity, (4) a single shareholder or group of affiliated shareholders holds more than 50% of the combined voting power of the outstanding voting securities of the surviving entity, or (5) less than a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

•	approval by our shareholders of a complete liquidation or dissolution of ZymoGenetics.

Frank D. Collins, James A. Johnson, Patrick J. O’Hara and Robert S. Whitehead each have entered into a two-year employment agreement, which will automatically renew for successive one-year terms until notice of termination has been provided by either the executive or us. Dr. Collins and Mr. Johnson entered into their agreements in April 2001, Dr. O’Hara entered into his agreement in March 2001, and Mr. Whitehead entered into his agreement in January 2002. Dr. Collins’ employment agreement provides for an initial annual salary of $270,000. Mr. Johnson’s employment agreement provides for an initial annual salary of $240,000. Dr. O’Hara’s employment agreement provides for an initial annual salary of $270,000. Mr. Whitehead’s employment agreement provides for an initial annual salary of $300,000. Mr. Johnson’s agreement also provided for a bonus of $100,000, one half of which was to be earned upon completion of our initial public offering in February 2002 and the other half to be earned on the one-year anniversary of such event. Each employment agreement provides that the executive may be terminated by us at any time with or without cause. However, in the event the executive is terminated without cause or terminates his employment for good reason, we must pay him severance benefits, including (1) payments of the executive’s then current annual base salary for 12 months in the case of Dr. Collins, Mr. Johnson and Mr. Whitehead and 18 months in the case of Dr. O’Hara and (2) accrued but unpaid base salary. Under each agreement, good reason is defined to include the requirement by a successor company that the executive relocate his principal place of employment to a location more than 50 miles from the principal place of employment where the executive was employed or our failure to obtain an agreement from a successor company to assume and perform the obligations of such executive’s employment agreement. Under each agreement, cause is defined to include the executive’s willful misconduct, insubordination or dishonesty in the performance of his duties which results in a material adverse effect on us, willful actions or intentional failures to act made in bad faith by the executive that materially impair our business or reputation, conviction of a felony involving an act of dishonesty, moral turpitude or fraud or material violation of the executive’s inventions agreement with us. In addition, Dr. O’Hara’s employment agreement provides that all of his unvested options will become fully vested and exercisable immediately upon termination as a result of death or total disability. Each executive’s employment agreement also includes a one-year noncompetition provision and a one-year nonsolicitation provision.

Change-in-Control Provisions Under the Amended and Restated 2000 Stock Incentive Plan and the 2001 Stock Incentive Plan

If a corporate transaction specified in our amended and restated 2000 stock incentive plan or our 2001 stock incentive plan, such as a merger or sale of ZymoGenetics or a sale of all or substantially all of ZymoGenetics’ securities or assets (other than a transfer to a majority-owned subsidiary), occurs, then, unless individual agreements provide otherwise, each outstanding award under the applicable plan will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the award is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. If option vesting is accelerated, any rights of repurchase held by us applicable to the stock issued upon exercise of any unvested options will lapse. Any option or stock award held by a participant that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the participant’s employment or services are terminated by the successor corporation without cause within one year after the corporate transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the officers, directors and persons who own more than 10% of a registered class of equity securities of ZymoGenetics to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% beneficial owners are required by Commission regulations to furnish ZymoGenetics with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, ZymoGenetics believes that during 2002 all filing requirements required by Section 16(a) applicable to our officers, directors and greater-than-10% beneficial owners were complied with by such persons.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected PricewaterhouseCoopers LLP, certified public accountants, to act as independent auditor of ZymoGenetics for fiscal year 2002. PricewaterhouseCoopers LLP, including its predecessor firm Price Waterhouse & Co., has been the auditor of ZymoGenetics since 1988. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

The aggregate fees and expenses billed for professional services rendered by PricewaterhouseCoopers LLP with respect to fiscal year 2002 were as follows:

(1)	Audit Fees	$113,900
(2)	Financial Information Systems Design and Implementation Fees	$—
(3)	All Other Fees*	$138,739

*	Includes fees of $114,303 related to our initial public offering, which was completed in February 2002.

The audit committee has considered whether the provision of the services provided to ZymoGenetics by PricewaterhouseCoopers LLP covered in items (2) and (3) in the table above is compatible with maintaining the public accountants’ independence.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Under the Commission’s proxy rules, shareholder proposals that meet certain conditions may be included in the Proxy Statement and Form of Proxy for a particular annual meeting. Shareholders that intend to present a proposal at the ZymoGenetics 2004 Annual Meeting of Shareholders must give notice of the proposal to ZymoGenetics no later than January 10, 2004 to be considered for inclusion in the Proxy Statement and Form of Proxy relating to that meeting. Shareholders that intend to present a proposal at the 2004 Annual Meeting that will not be included in the Proxy Statement and Form of Proxy must give notice of the proposal to ZymoGenetics not earlier than March 15, 2004 and not later than April 13, 2004. However, if the date of the 2004 Annual Meeting is earlier than May 13, 2004 or later than July 12, 2004, notice of a proposal must be received by ZymoGenetics by the later of the 90th day prior to the 2004 Annual Meeting or the tenth day following the day on which the notice of the date of the meeting was mailed or the day on which public announcement of such meeting was made. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by ZymoGenetics for the 2004 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is determined to be untimely. In addition, our Bylaws provide that any matter to be presented at the 2004 Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such a meeting pursuant to the Bylaws. Receipt by ZymoGenetics of any proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2004 Annual Meeting because there are other relevant requirements in the Commission’s proxy rules.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

Copies of the ZymoGenetics 2002 Annual Report to Shareholders are being mailed to shareholders, together with this Proxy Statement, Form of Proxy and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Secretary of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102.

THE ANNUAL REPORT OF ZYMOGENETICS ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED IN THE ZYMOGENETICS 2002 ANNUAL REPORT TO SHAREHOLDERS.

BY ORDER OF THE BOARD OF DIRECTORS,

Bruce L.A. Carter, Ph.D.

President and Chief Executive Officer

Seattle, Washington

May 9, 2003

PROXY

ZYMOGENETICS, INC.

This Proxy is solicited by the Board of Directors for the

Annual Meeting of Shareholders – June 12, 2003

The undersigned shareholder of ZymoGenetics, Inc., a Washington corporation (“ZymoGenetics”), hereby appoints Bruce L.A. Carter, Ph.D. and James A. Johnson and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of ZymoGenetics held of record by the undersigned on April 22, 2003, at the Annual Meeting of Shareholders of ZymoGenetics to be held at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102, at 8:00 a.m. on Thursday, June 12, 2003, or any adjournment or postponement thereof, with authority to vote upon the matter listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.

IMPORTANT – PLEASE DATE AND SIGN ON THE OTHER SIDE.

SEE REVERSE SIDE	SEE REVERSE SIDE

é  FOLD AND DETACH HERE  é

						☒	Please mark votes as in this example.

The Board of Directors recommends a vote “FOR” all Nominees in Items 1.		FOR all Nominees	WITHHOLD AUTHORITY to vote for all Nominees

1.	ELECTION OF DIRECTORS 01. David I. Hirsh, Ph.D. – Three-year term 02. Kurt Anker Nielsen – Three-year term	☐	☐

INSTRUCTION: To withhold authority for any individual nominee, print the nominee’s name in the following space.
				MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

				MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	☐

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

	Signature:				Date:

Please sign exactly as your name appears hereon. If your shares are held by two or more persons, each person should sign. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title.

é  FOLD AND DETACH HERE  é